For more information contact:

KinderCare Learning Centers, Inc.
Jill Eiland, Senior Director of Public Relations
(503) 872-1519

Ref: NR 15204

KinderCare Announces First Quarter Fiscal 2005 Results

(Portland, Ore.) – October 26, 2004 – KinderCare Learning Centers, Inc. announces net revenues of $266.4 million in the first quarter of fiscal 2005, an increase of $10.7 million, or 4.2%, from the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues increased $6.9 million, or 2.6%.

The average weekly tuition rate grew $7.29 or 4.8%, from the same period last year to $158.17, due primarily to tuition increases. Occupancy declined 0.6 percentage points to 58.9% due primarily to reduced full-time equivalent attendance within the population of older centers.

During the first quarter of fiscal 2005, operating income was $19.9 million, an increase of $7.2 million, or 56.9%, from the same period last year. The increase in operating income was due primarily to higher tuition rates, cost controls and decreased insurance expense. Operating income as a percentage of net revenues in the first quarters of fiscal 2005 and 2004 was 7.5% and 5.0%, respectively.

Net income was $7.1 million during the first quarter of fiscal 2005 compared to a net loss of $3.0 million in the same period last year, an increase of $10.1 million. The increase was due primarily to increased operating income and a $1.2 million, net of tax, gain on the sale of a minority investment. The loss of $3.0 million in the first quarter of fiscal 2004 was due primarily to a $2.2 million, net of tax, loss on the early extinguishment of debt. For the first quarter of fiscal 2005, basic and diluted net income per share were $0.36 and $0.35, respectively. Basic and diluted net loss per share were both $0.15 for the first quarter of fiscal 2004.

EBITDAR increased $10.6 million, or 22.4%, to $58.2 million during the first quarter of fiscal 2005, from the same period last year. The increase was due primarily to higher tuition rates, cost controls and a gain on the sale of a minority investment. As a percentage of net revenues, EBITDAR was 21.8% and 18.6% for the first quarters of fiscal 2005 and 2004, respectively.

Our cash balance was $70.0 million at September 17, 2004, an increase of $11.1 million from May 28, 2004. The increase was due to cash flows from sale-leaseback proceeds and operating activities. Our total debt was $487.6 million at September 17, 2004, a decrease of $1.2 million from May 28, 2004. The decrease was due primarily to debt service requirements on our $300.0 million mortgage loan. Capital expenditures were $13.7 million in the first quarter of fiscal 2005, a decrease of $2.8 million from the same period last year. The decrease was due primarily to a reduction in spending for new center development.

During the first quarter of fiscal 2005, we opened two centers compared to eight centers in the same period last year. We closed 14 centers during the first quarter of fiscal 2005 compared to 12 centers in the same period last year.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). At the end of this release, we have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four-week period it has prior year net revenues. Non-comparable centers include those that have been closed.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the centers closed since fiscal 2002.

Fiscal Calendar

Our fiscal year ends on the Friday closest to May 31. The first fiscal quarter is comprised of 16 weeks, while the second, third and fourth quarters are each comprised of 12 weeks.

Conference Call

We will host a conference call on Wednesday, October 27, 2004 at 10:00 a.m. Pacific Time, at 1.888.417.7531 (reference: KinderCare) to discuss our first quarter fiscal 2005 results. Replays will be available through Tuesday, November 3, 2004 at 1.800.642.1687, access identification number 1727300. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At October 22, 2004, we served approximately 118,000 children and their families at 1,227 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 164,000 at October 22, 2004.

We operate child care centers under two brands as follows:

  KinderCare – At October 22, 2004, we operated 1,157 KinderCare centers. The brand was established in 1969 and includes centers in 39 states.

  Mulberry – We operated 70 Mulberry centers at October 22, 2004, which are located primarily in the northeast region of the United States and southern California.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,227 centers at October 22, 2004 were 44 employer-sponsored centers. Additionally, we had eleven service contracts to operate before- and after-school programs.

In addition to our center-based child care operations, our wholly-owned subsidiary, KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in three business units as follows: Keystone National High School, Learning and Evaluation Center and iQ Academies.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.‘s educational programs is available at kcdistancelearning.com, keystonehighschool.com, creditmakeup.com, iqacademies.com and go2iq.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)

                                             Sixteen Weeks Ended
                                         ---------------------------
                                         September 17,  September 19,
                                                 2004           2003
                                         ------------   ------------
Results of operations:
Revenues, net.........................   $    266,379   $    255,707
                                         ------------   ------------
Operating expenses:
  Salaries, wages and benefits........        148,808        143,689
  Depreciation and amortization.......         17,765         18,230
  Rent................................         17,638         16,585
  Provision for doubtful accounts.....          2,623          1,800
  Other...............................         59,601         62,690
                                         ------------   ------------
    Total operating expenses..........        246,435        242,994
                                         ------------   ------------
      Operating income................         19,944         12,713
Investment income.....................            159             72
Interest expense......................        (11,032)       (12,963)
Gain on sale of minority investment...          2,052             --
Dividend income.......................            667             --
Loss on the early extinguishment
  of debt ............................             --         (3,669)
                                         ------------   ------------
    Income (loss) before income taxes
      and discontinued operations.....         11,790         (3,847)
Income tax (expense) benefit..........         (4,827)         1,522
                                         ------------   ------------
    Income (loss) before discontinued
      operations......................          6,963         (2,325)
Discontinued operations, net of
   income tax.........................            132           (688)
                                         ------------   ------------
      Net income (loss)...............   $      7,095   $     (3,013)
                                         ============   ============

Basic net income (loss) per share:
  Income (loss) before discontinued
    operations........................   $       0.35   $      (0.12)
  Discontinued operations, net........           0.01          (0.03)
                                         ------------   ------------
    Net income (loss).................   $       0.36   $      (0.15)
                                         ============   ============

Diluted net income (loss) per share:
  Income (loss) before discontinued
    operations........................   $       0.34   $      (0.12)
  Discontinued operations, net........           0.01          (0.03)
                                         ------------   ------------
    Net income (loss).................   $       0.35   $      (0.15)
                                         ============   ============

Weighted average common shares
  outstanding:
    Basic.............................         19,722         19,684
    Diluted...........................         20,076         19,684

Other financial data:
Net cash provided by operating
  activities..........................   $      6,012   $      6,845
EBITDAR...............................         58,193         47,548
EBITDA................................         40,507         30,468
Capital expenditures..................         13,659         16,478
Cash at the end of period.............         69,975         18,861
Total debt at the end of period.......        487,616        568,399

Child care center data:
Average weekly tuition rate...........   $     158.17   $     150.88
Occupancy.............................           58.9%          59.5%
Licensed capacity at end of period....        164,000        167,000
Number of centers at end of period....          1,228          1,260

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)

                                                            Sixteen Weeks Ended
                                                       ----------------------------
                                                       September 17,   September 19,
                                                               2004            2003
                                                       -------------   ------------
EBITDA and EBITDAR:
Net cash provided by operating activities............  $       6,012   $      6,845
Income tax expense (benefit).........................          4,827         (1,522)
Deferred income taxes................................          1,478         (1,848)
Interest expense, net................................         10,873         16,560
Effect of discontinued operations on interest and
  taxes..............................................             92           (451)
Change in operating assets and liabilities...........         17,617         10,927
Other non-cash items.................................           (392)           (43)
                                                       -------------   ------------
     EBITDA..........................................         40,507         30,468
Rent expense.........................................         17,638         16,585
Rent expense from discontinued operations............             48            495
                                                       -------------   ------------
     EBITDAR.........................................  $      58,193   $     47,548
                                                       =============   ============